Exhibit 10.1

SECOND AMENDMENT OF PURCHASE AND SALE AGREEMENT

WHEREAS, on November 16, 2006, Smith Production Inc. (“Smith”), a Texas corporation, as seller, and Edge Petroleum Exploration Company (“Edge”), a Delaware corporation, as purchaser, entered into that certain Purchase and Sale Agreement (the “Agreement”)  covering certain oil and gas properties described therein dated effective as of January 1, 2007. The Agreement is attached hereto.

WHEREAS, Smith and Edge amended the Agreement by First Amendment of Purchase and Sale Agreement executed on December 15, 2006.

WHEREAS, Smith and Edge desire to amend (i) the Agreement and (ii) the First Amendment of Purchase and Sale Agreement as set forth below by executing this Second Amendment of Purchase and Sale Agreement (the “Second Amendment”).

NOW THEREFORE, for valuable consideration received, Smith and Edge hereby amend (i) the Agreement and (ii) the First Amendment of Purchase and Sale Agreement as follows:

1. In Section 1.6(a)(ii) of the Agreement, the word “produced” is insert after the word “Hydrocarbons” and before the word “at”.

2. In Section 1.6(a)(ii) of the Agreement, the word “produced” is insert after the word “Hydrocarbons”and before the word “prior”.

3. In Section 3.4(a) of the Agreement, the first sentence is deleted and replaced with the following sentence: “To assert a claim arising out of a breach of Seller’s representation and warranty of Defensible Title in Section 3.1(a), Purchaser must deliver claim notices to Seller (each a “Title Defect Notice”) on or before Monday, January 15, 2007 at 12:00 pm CST (the “Title Claim Date”), except as otherwise provided in Sections 3.5, 3.6, 3.7, or 3.8.”

4. In the First Amendment of Purchase and Sale Agreement, the parenthetical phrase that is used as a defined term, (the “Effective Date”), is deleted from the first sentence.

5. In the First Amendment of Purchase and Sale Agreement, the last sentence is deleted and replaced with the following: “IN WITNESS WHEREOF, this Amendment is executed as of the dates shown below to be effective as of November 16, 2006.”

To the extent that any other provisions in the Agreement require amendment in order to make the context of such provisions correct as the result of the foregoing amendments, all such provisions in the Agreement that require amendment are deemed to be amended.

As amended herein, the Agreement is hereby adopted, ratified and confirmed as being in full force and effect.

This Amendment shall be binding on each party that executes same, regardless of whether the Amendment is executed by all of the parties who are named below. The provisions of this Amendment shall be binding upon and inure to the benefit of each signatory party and their respective successors and assigns.

This Amendment may be executed in one or more counterparts, each of which shall have the same force and effect as an original, and each counterpart shall be binding upon the parties executing the same.

IN WITNESS WHEREOF, this Amendment is executed as of the dates shown below to be effective as of November 16, 2006.

Smith Production Inc.

By:	/s/ Glenn R. Smith
Glenn R. Smith, President

Date: January 15, 2007

Edge Petroleum Exploration Company

By:	/s/ John W. Elias
John W. Elias
Chairman, President and CEO
Date: January 15, 2007